UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TRUMP ENTERTAINMENT RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRUMP ENTERTAINMENT RESORTS, INC.

15 South Pennsylvania Avenue

Atlantic City, New Jersey 08401

Dear Stockholders:

You are invited to attend our 2008 Annual Stockholders’ Meeting at 9:00 a.m. on Wednesday, May 7, 2008, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials (Notice) instead of a paper copy of our 2008 proxy statement and our 2007 Annual Report on Form 10-K (2007 Annual Report). We mailed the Notice on or about March 25, 2008. The Notice contains instructions on how to access our proxy statement and 2007 Annual Report and vote online. The Notice also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a proxy card. We believe that this new process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our 2008 Annual Meeting of Stockholders.

Sincerely,

Mark Juliano

Chief Executive Officer

Atlantic City, New Jersey

March 21, 2008

TRUMP ENTERTAINMENT RESORTS, INC.

NOTICE OF MEETING

The 2008 Annual Stockholders’ Meeting of Trump Entertainment Resorts, Inc. will be held on Wednesday, May 7, 2008, commencing at 9:00 a.m., local time, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153.

Please note that in order to attend the meeting, you must bring photo identification and the entrance pass with you. No one will be admitted to the meeting without them.

Stockholders are being asked to:

1.	Elect three Class I Directors for a three-year term;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2008; and

3.	Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record owning shares of our Common Stock and Class B Common Stock at the close of business on March 17, 2008, the record date, are entitled to receive notice of the meeting and to vote. A complete list of these stockholders will be available for ten days prior to the meeting at our executive office located at 15 South Pennsylvania Avenue, Atlantic City, New Jersey 08401 and will be made available at the meeting. Our transfer books will remain open following the record date.

At the close of business on the record date, there were 31,680,876 shares of our Common Stock and 900 shares of Class B Common Stock (which have the voting equivalency of 9,377,484 shares of Common Stock and are owned by Donald J. Trump) entitled to vote at the meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

PROPOSALS LISTED IN THE PROXY STATEMENT.

Sincerely,

Robert M. Pickus

Chief Administrative Officer, General Counsel

and Corporate Secretary

Atlantic City, New Jersey

March 21, 2008

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2008 Annual Stockholders’ Meeting. This proxy statement contains important information for you to consider when deciding how to vote at the meeting. Please read it carefully!

In this proxy statement, “TER” shall refer to Trump Entertainment Resorts, Inc., a Delaware corporation, and words such as “we,” “us,” “our,” and “our company” shall mean TER and its subsidiaries and affiliates, including, Trump Entertainment Resorts Holdings, L.P. (“TER Holdings”), and each of their respective predecessors-in-interest, Trump Hotels & Casino Resorts, Inc. and Trump Hotels & Casino Resorts Holdings, L.P., which we collectively refer to as “THCR”.

Our principal executive offices are located at 15 South Pennsylvania Avenue, Atlantic City, New Jersey 08401. The main telephone number of our executive offices is (609) 449-5573. A copy of our 2007 Annual Report, this proxy statement and the accompanying proxy card and entrance pass are first being posted on the internet at www.proxyvote.com or sent or given to stockholders on or about March 28, 2008.

Date, Time and Place

The meeting will be held at 9:00 a.m., local time, on Wednesday, May 7, 2008, at the law offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

Matters to be Considered

At the meeting, stockholders will be asked to elect three Class I Directors to our Board. See “ELECTION OF CLASS I DIRECTORS.” Stockholders will also be asked to ratify the Board of Directors’ appointment of Ernst & Young LLP, as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2008. See “RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.” The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the close of business on March 17, 2008, the record date, are entitled to receive notice of and to vote at the meeting. As of the record date, there were 31,680,876 shares of our Common Stock outstanding and 900 shares of our Class B Common Stock outstanding. Each share of our Common Stock is entitled to one vote. The 900 shares of our Class B Common Stock, all of which are owned by Donald J. Trump, represent Mr. Trump’s limited partnership interest in TER Holdings, and have the voting equivalency of 9,377,484 shares of our Common Stock. TER is the sole general partner of TER Holdings.

Our Common Stock and Class B Common Stock will vote as a single class on the election of Class I Directors and to ratify the appointment of Ernst & Young LLP.

In order to attend the meeting, you must bring photo identification and the entrance pass.

Required Votes

The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock, voting as a single class, present in person or by proxy and entitled to vote at the meeting is required for the election of directors. Consequently, only shares that are voted in favor of a particular nominee will be counted. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward each nominees’ achievement of a plurality.

Donald J. Trump, our Board’s Chairman, beneficially owns shares representing approximately 25.8% of the voting power of our voting shares outstanding as of the record date. Mr. Trump has advised us that he intends to vote these shares for the election of each Class I Director named herein. All of our directors and executive officers as a group (including Mr. Trump) beneficially own in the aggregate approximately 27.7% of our Common Stock outstanding at the record date, excluding shares of our Common Stock issuable upon the exercise of options and warrants.

Voting and Revocation of Proxies

You can vote by proxy over the Internet or via a toll-free telephone number, by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail. If you requested a printed version of these materials and received a paper copy of the proxy card by mail, complete and properly sign each proxy card you received and return it to us in the prepaid envelope. It will be voted by one of the individuals indicated on the card—your “proxy”- as you direct. If you return your signed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees and FOR the ratification of the appointment of our independent registered public accounting firm.

You can vote one of three ways for the election of the Class I Directors. By checking the appropriate box on your proxy card, you may:

•	Vote FOR all of the Class I Directors as a group;

•	WITHHOLD AUTHORITY to vote for all the Class I Directors; or

•	Vote FOR all the Class I Directors as a group except for those nominees you specifically identify on the appropriate line.

You can vote one of three ways for the ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2008. By checking the appropriate box on your proxy card, you may:

•	Vote FOR the ratification;

•	Vote AGAINST the ratification; or

•	ABSTAIN from voting.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form you receive from them.

You may change your vote at any time before the voting concludes at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

“Householding” of Annual Report and Proxy Materials

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice or the Proxy Materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the Proxy Materials, as the case may be, they may contact Broadridge Financial Solutions, either by calling (800) 579-1639, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Beneficial owners can request information about “householding” from their banks, brokers or other holders of record.

ELECTION OF CLASS I DIRECTORS

Director Information

In accordance with our Restated Certificate of Incorporation (our “Charter”) and our voting agreement with Mr. Trump, both of which became effective in conjunction with our plan of reorganization on May 20, 2005 (the “Effective Date”), our Board consists of ten director positions including our Chief Executive Officer, with one current vacancy. See “Certain Relationships and Related Party Transactions, Agreements with Mr. Trump” for a description of the voting agreement.

Our Board is divided into three classes, Class I, Class II and Class III, each of which consists of three directors. The current Class I Directors are Ivanka M. Trump, Edward H. D’Alelio and James J. Florio. The current Class II Directors are Cezar M. Froelich, Michael A. Kramer and Don M. Thomas. The current Class III Directors are Donald J. Trump, Morton E. Handel and Mark Juliano. Mr. Trump currently serves as our Board’s Chairman.

Pursuant to our Charter, one Class I Director, two Class II Directors, and two Class III Directors are designated as “Class A Directors.” The current Class A Directors are Messrs. D’Alelio, Froelich, Handel and Kramer. There is one Class III director vacancy from Class A directors.

The Class A Directors, as a group, have the sole authority and power to nominate persons to serve as Class A Directors and to fill any vacancy in the position of Class A Director until the earlier of (i) the date immediately following our 2010 Annual Stockholders’ Meeting or (ii) such time as our stockholders fail to elect Mr. Trump to our Board (the “Class A Nomination Period”), subject to applicable law and stock exchange and securities market rules (“Applicable Law”). Pursuant to the terms of our Charter and our voting agreement with Mr. Trump, during the Class A Nomination Period, each Class A Director must be re-nominated to serve for successive terms unless such director declines or is unable to be so re-nominated. During the Class A Nomination Period, each committee of the Board must be comprised of a majority of Class A Directors.

Pursuant to our Charter, one Class I Director, one Class II Director and one Class III Director must be designated as an “Investor Board Member.” The current Investor Board Members are Messrs. Thomas and Trump and Ms. Trump.

Pursuant to the terms of our voting agreement with Mr. Trump and as long as Mr. Trump’s service agreement is in effect (the “Investor Nomination Period”), Mr. Trump is entitled to nominate three Investor Board Members (which number will be reduced to the extent Mr. Trump’s beneficial ownership of our Common Stock falls below levels detailed in the voting agreement); provided that Mr. Trump is one of the Investor Board Members at all times. Subject to Applicable Law, in the event that, during the Investor Nomination Period, any Investor Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (a “Substitute Investor Board Member”), and we agree to take all necessary action within our power to cause the election of the Substitute Investor Board Member, and upon the written request of Mr. Trump, to remove, with cause, any relevant Investor Board Member.

Pursuant to our Charter and the voting agreement, one Class I Director must be designated as the “Mutual Board Member.” The current Mutual Board Member is Mr. Florio.

Pursuant to our Charter and the voting agreement, the Company’s CEO may be appointed to the Board if he/she is not already a director. In accordance with such provisions, Mark Juliano, the Company’s CEO, was appointed to the Board as a Class III Director on February 27, 2008.

Subject to Applicable Law, during the Investor Nomination Period, so long as Mr. Trump owns not less than 5% of our Common Stock, we will take all action necessary to cause the nomination for election as a director the Mutual Board Member. The Mutual Board Member must be acceptable to Mr. Trump; provided that, if

Mr. Trump owns less than 5% of our Common Stock, the Mutual Board Member must be acceptable to a majority of Class A Directors. Subject to Applicable Law, in the event that a Mutual Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (the “Substitute Mutual Board Member”) during the Investor Nomination Period, and we shall designate the Substitute Mutual Board member thereafter, provided, that, during the Class A Nomination Period, the Substitute Mutual Board Member shall be acceptable to a majority of the Class A Directors serving on the Board at such time.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2011

Three Class I Directors are to be elected to our Board at this year’s stockholders’ meeting. Each nominee is expected to hold office until the 2011 Annual Stockholders’ Meeting or until his/her successor has been duly elected and qualified. The persons named on the proxy card will, unless contrary instructions are received, vote the shares represented by the proxy card FOR the election of the three Class I Director nominees specified below. All of the nominees listed below are currently Class I Directors of our Board. Should any one or more of the nominees become unable to serve for any reason or decide not to serve or stand for election, neither of which is anticipated, the Board or the Class A Directors, as the case may be, may designate substitute nominees as set forth below, in which event the persons named on the proxy card will vote FOR the election of such substitute nominee or nominees.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Edward H. D’Alelio	Mr. D’Alelio, age 55, has served as a Class I Director of our Board since the Effective Date. Mr. D’Alelio also serves as Executive-in-Residence and as a member of the College Management Advisor Board at the University of Massachusetts, College of Management. Mr. D’Alelio was the Managing Director and Chief Investment Officer of the Fixed Income Group at Putnam Investments, Inc. from 1989 to 2002. Mr. D’Alelio is a member of the Board of Trustees of the Newman School and St. Mary’s Children’s & Infants Center, a member of the Board of Governance of Caritas Christi Healthcare, and a member of Investment Committee and Finance Committee of Caritas Christi Healthcare. He is also a member of the Investment Committee of the University of Massachusetts Foundation and a director of Blue Water, Inc. Mr. D’Alelio has over 30 years experience in investing in leveraged companies, including investment experience in Atlantic City gaming companies since the inception of gaming in Atlantic City.

James J. Florio	Mr. Florio, age 70, has been serving as a Class I Director of our Board since the Effective Date. Mr. Florio was the Governor of the State of New Jersey from 1990 to 1994. Mr. Florio served in the United States Congress from 1974 through 1990, and prior to such time served three terms in the New Jersey General Assembly. Since its founding in 2000 until 2006, Mr. Florio was the Chief Executive Officer of Xspand Corporation, an asset management company based in Morristown, New Jersey. Mr. Florio is a founding partner and, currently Of Counsel to the law firm of Florio, Perrucci, Steinhardt & Fader and a Professor Emeritus for Public Policy and Administration at the Blaustein Graduate School of Public Policy at Rutgers, The State University of New Jersey. Mr. Florio currently serves on the Board of Directors of Plymouth Financial Company, Inc.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Ivanka M. Trump	Ms. Trump, age 26, has been serving as a Class I Director of our Board since August 1, 2007. Ms. Trump is the Vice President of Development and Acquisitions of the Trump Organization LLC, a position she has held since September 2005. From September 2004 to September 2005, Ms. Trump was a Project Manager in the Retail Development division of Forest City Ratner Companies. In May 2004, Ms. Trump received her Bachelor’s degree in real estate from the Wharton School of Finance at the University of Pennsylvania. Ms. Trump is the daughter of Donald J. Trump, our chairman and largest shareholder.

The Board recommends a vote FOR the above-named nominees.

Members of the Board of Directors Continuing in Office

The following Class II Directors are expected to serve until the 2009 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Cezar M. Froelich	Mr. Froelich, age 62, has been serving as a Class II Director of our Board since the Effective Date. Mr. Froelich is one of the founding partners of Shefsky & Froelich Ltd., a law firm founded in 1972. Prior to founding the firm, Mr. Froelich served as a Staff Securities Attorney with the SEC. Mr. Froelich served on the Search Committee of Loyola University School of Law from 2004 to 2005. From 1980 to 1992, Mr. Froelich served as a director of seven publicly held real estate entities owned by the Brauvin Group of Companies which develops and manages real estate properties throughout the country. From approximately 1993 to 1995, Mr. Froelich served as a director of Harrah’s Jazz Casino Company, LLC, a company that owned a casino business in New Orleans. From approximately 1993 to 1995, Mr. Froelich served as a director of Hemmeter Enterprises, Inc., which owned three casinos in Colorado and a riverboat casino in New Orleans. Mr. Froelich also serves as a director of Flashpoint The Academy of Media Arts and Sciences, LLC, a privately held media arts college.

Michael A. Kramer	Mr. Kramer, age 39, has been serving as a Class II Director of our Board since the Effective Date. Since January 2007, Mr. Kramer has been a Partner with Perella Weinberg Partners, an investment banking firm. From September 2005 to December 2006, Mr. Kramer was the Chief Executive Officer of Kramer Capital Partners, an investment banking firm. From January 2001 through April 2005, Mr. Kramer was a Managing Director of Greenhill & Co., Inc. where he headed the firm’s restructuring group and served as a member of the firm’s Management Committee. From June 1989 through April 2001, Mr. Kramer was employed by Houlihan Lokey Howard & Zukin, a national investment banking firm, where he served from 1997 to 2000 as a Managing Director in charge of the firm’s restructuring group and as a member of the firm’s Board of Directors.

Don M. Thomas	Mr. Thomas, age 77, has been serving as a Class II Director of our Board since the Effective Date, and also served on the Board and Board committees of THCR and certain of its subsidiaries from THCR’s initial public offering in June 1995 until the Effective Date. From January 1985 until his retirement in January 2007, Mr. Thomas was the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Thomas was serving as a director of THCR and certain of its subsidiaries. Mr. Thomas is a director of God’s Love We Deliver, a not-for-profit company.

The following Class III Directors are expected to serve until the 2010 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Donald J. Trump, Chairman of the Board

Mr. Trump, age 61, has been serving as a Class III Director and as the Chairman of our Board since the Effective Date, and served as the Chairman of the Board of THCR and certain of its subsidiaries from THCR’s inception in 1995 to the Effective Date. Mr. Trump served as the Chief Executive Officer of THCR and certain of its subsidiaries from July 2000 to the Effective Date and as the Chief Executive Officer of TER and certain of its subsidiaries from the Effective Date to July 2005. From July 2000 through October 2004, Mr. Trump also served as the President of THCR and certain of its subsidiaries. Mr. Trump is also currently the President and Chief Executive Officer of The Trump Organization, LLC, a privately held entity wholly-owned by Mr. Trump which is in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Trump was serving as Chief Executive Officer and Chairman of the Board of THCR and certain of its subsidiaries. Mr. Trump is the father of Ivanka M. Trump.

Morton E. Handel, Lead Director	Mr. Handel, age 72, has been serving as a Class III Director of our Board since the Effective Date and as Lead Director of our Board since June 2005. Since 1998, Mr. Handel has been serving as the Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly held publishing and entertainment company. Mr. Handel has served on the Audit Committee, Compensation Committee and Corporate Governance Committee of the Board of Directors of Marvel Entertainment, Inc. Mr. Handel served as a member of the Board of Directors of Linens n’ Things, a publicly held company, from 2000 to 2006, and served on its Board’s Audit Committee and Corporate Governance Committee. Mr. Handel is also a Regent of the Board of Regents of the University of Hartford and is active on the boards of several not-for-profit organizations in the Hartford area.

Mark Juliano, Chief Executive Officer	Mr. Juliano, age 53, was appointed a Class III Director of our Board on February 27, 2008. Mr. Juliano has been our Chief Executive Officer since August 1, 2007. He served as interim Chief Executive Officer during July 2007. From August 8, 2005 to June 30, 2007, Mr. Juliano served as Chief Operating Officer. Mr. Juliano served as President of Boardwalk Regency Corporation d/b/a Caesars Atlantic City from 1994 to 1999. From March 1999 to October 2001, Mr. Juliano served as President of Mirage Atlantic City Corporation. From October 2001 to February 2003, Mr. Juliano was the Chairman of the board of directors of Atlantic City Convention and Visitors Authority. From February 2003 to August 2005, Mr. Juliano served as the President of Desert Palace, Inc. d/b/a Caesars Palace, in Las Vegas, Nevada.

All members of the Board and nominees for director are United States citizens and have the necessary licenses or qualifications required by casino gaming regulatory authorities.

INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

Pursuant to our Corporate Governance Guidelines, our Board is required to affirmatively determine that a majority of our directors have no relationship that would interfere with his/her exercise of independent judgment in carrying out his/her responsibilities and meets any other relevant qualification requirements imposed by the SEC and the Nasdaq National Market (“Nasdaq”), the principal market on which our common stock is traded. A copy of our Corporate Governance Guidelines is available free of charge on our website, www.trumpcasinos.com. The Board has determined, after considering all relevant facts and circumstances, that all of its members, other than Donald J. Trump, Ivanka M. Trump and Mark Juliano, are “independent” as defined by the rules and regulations promulgated by the SEC and Nasdaq.

Meetings and Committees

During 2007, the Board of Directors met seven times.

Our Board has five committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Corporate Governance and Nominating Committee; (iv) the Executive Committee; and (v) the Strategic Committee. The following is a brief description of the duties and responsibilities of each of the committees and the names of the members of our Board serving on each committee.

Audit Committee

The responsibilities of the Audit Committee include, but are not limited to: selecting, appointing, dismissing, compensating and overseeing our independent auditors; pre-approving all auditing and non-auditing services to be provided by the independent auditors; overseeing the independence and qualification of our independent auditors; and overseeing the performance of our company’s internal audit and surveillance functions. A copy of the Audit Committee Charter is available on our website (www.trumpcasinos.com).

During 2007, the Audit Committee met with management and the independent auditors eight times. The members of the Audit Committee are Michael A. Kramer (Chairman), Don M. Thomas and Edward H. D’Alelio. Our Board has determined that Mr. Kramer is qualified as a “financial expert” within the meaning of the regulations of the United States securities laws.

Compensation Committee

The Compensation Committee oversees our compensation policies and practices, including those related to incentive compensation and equity-based plans, retention, severance and retirement programs, and any other employee benefit plans or programs. The Compensation Committee approves the compensation and other material employment terms of our senior executive officers. The Compensation Committee Charter is available on our website.

During 2007, the Compensation Committee of our Board met five times. The current members of the Compensation Committee are Morton E. Handel (Chairman), Edward H. D’Alelio and Don M. Thomas.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other things, developing and recommending to the Board the governance processes and principles applicable to us, reviewing our corporate governance practices and guidelines, coordinating and overseeing the annual self-evaluation of the role and performance of the Board and its committees and recommending for Board approval determinations as to director independence. Nominations for election of director are not made by the committee and the committee does not consider director candidates recommended by stockholders because nominations are made pursuant to our voting agreement with Mr. Trump as described under “Election of Class I Directors—Director Information.” Since the process for nomination of directors is contained exclusively within the voting agreement, the Corporate Governance and Nominating Committee does not have a policy with regard to consideration of any director candidates. In order to maintain compliance with NASDAQ’s listing requirement that only independent directors be involved in nominating directors, the Committee amended its charter on December 6, 2007 to establish a Nominating Subcommittee, comprised solely of independent members of the Committee to exclusively be responsible for the nomination of directors. The Corporate Governance and Nominating Committee Charter is attached as Appendix A and is available on our website.

During 2007, the Corporate Governance and Nominating Committee met four times. The current members of the Corporate Governance and Nominating Committee are James J. Florio (Chairman), Ivanka M. Trump and Cezar M. Froelich. The members of the Nominating Subcommittee are Messrs. Florio and Froelich.

Executive Committee

The Executive Committee is responsible for, among other things, providing advice and counsel to management with respect to strategy and business plans, including on issues related to potential mergers, acquisitions, divestitures, capital restructuring, prospective offerings, stock splits and approving routine matters. The Executive Committee Charter is available on our website.

The Executive Committee did not meet during the 2007 fiscal year since most of its responsibilities were performed by the Strategic Committee. The current members of the Executive Committee are Donald J. Trump (Chairman), Cezar M. Froelich and Morton E. Handel.

Strategic Committee

The Strategic Committee was formed on April 10, 2007 and is responsible for, among other things, providing advice and counsel to management with respect to strategy and business plans, including on issues related to potential mergers, acquisitions, divestitures, capital restructuring, prospective offerings and approving routine matters.

The Strategic Committee met nineteen times during the 2007 fiscal year. The current members of the Strategic Committee are Morton Handel (Chairman), Edward D’Alelio and Michael Kramer.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, the Executive Committee Charter and the independence of non-management members of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference in a filing.

Attendance

All directors attended all of the meetings of the Board and the majority of the meetings of the committees of the Board on which they served. Under our Corporate Governance Guidelines, each director is expected to devote the time and effort necessary to fulfill their responsibilities as a director, including by attending meetings of the stockholders, the Board and committees on which he/she is a member. All directors attended the 2007 Annual Stockholders’ Meeting held on May 2, 2007.

Code of Business Conduct

We have a Code of Business Conduct, which is applicable to all our directors, officers and certain management and supervisory employees. The Code of Business Conduct is available free of charge either on our website or by writing to our Secretary.

Code of Ethics

We have a Code of Ethics for our directors and principal executive officers, including, among others, our Chief Executive Officer, Chief Financial Officer and the members of our Board. The Code of Ethics is available free of charge either on our website or by writing to our Secretary.

If we make any substantive amendments to the Code of Ethics or grant any waivers therefrom, we are required to disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K filed with the SEC within four business days.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

Communication with the Board of Directors and the Audit Committee

Stockholders and other parties interested in communicating directly with our non-management directors as a group may do so by writing in care of our Secretary. If a stockholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the members of the standing committees of the Board, he or she should so indicate in the letter to the Secretary. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate Board member. Any report regarding questionable accounting practices, internal accounting controls or auditing matters will be forwarded by the Secretary to the Chairman of the Audit Committee.

Meetings of Non-Management Directors

The non-management members of the Board meet regularly in executive session outside the presence of any member of the management, usually in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session.

Lead Director

Our Board has designated Morton E. Handel as its Lead Director. The duty of the Lead Director is to assist in coordinating the efforts of the independent directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of our company and the performance of our senior management.

Compensation of Directors

Mr. Trump received no remuneration for serving as the Chairman of our Board during the fiscal year ended December 31, 2007. Members of our Board who are also employees or consultants of our company and its affiliates receive no directors’ fees. During 2007, our non-employee directors received an annual retainer of $150,000, 5,000 shares of restricted stock and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Our Board has established a policy that non-employee directors will receive 5,000 shares of restricted stock each May 1st beginning in 2006. In addition, the Chairman of the Audit Committee receives an additional $50,000 and the Chairman of each of the Corporate Governance and Nominating Committee and the Compensation Committee receives an additional $25,000 per year. Each member of the Audit Committee and Compensation Committee, other than their respective Chairmen, receives an additional $5,000 per year. Our Lead Director is paid an additional $35,000 annually.

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Donald J. Trump (3)	2007	$—	$—	$—
Wallace B. Askins (4)	2007	150,000	17,967	167,967
Edward H. D'Alelio	2007	210,000	85,192	295,192
James J. Florio	2007	175,000	85,192	260,192
Cezar M. Froelich	2007	150,000	85,192	235,192
Morton E. Handel	2007	285,000	85,192	370,192
Michael A. Kramer	2007	250,000	85,192	335,192
James B. Perry (5)	2007	—	—	—
Don M. Thomas	2007	155,000	85,192	240,192
Ivanka M. Trump	2007	150,000	38,861	188,861

(1)	Fees earned or paid in cash represent $150,000 annual retainer paid to directors plus lead director, committee chairmen and committee member fees paid to independent directors.
(2)	Represents expense in accordance with FAS 123(R) of annual restricted stock granted under the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan. On May 1, 2007, each independent director received 5,000 shares of restricted stock with restrictions lapsing in two equal installments on the following November 1, and May 1. On August 1, 2007, Ms. Trump received 10,000 shares of restricted stock with restrictions lapsing in two equal installments on the following February 1, and August 1. Additionally, restrictions on 2,500 shares of restricted stock granted to the independent directors during 2006 lapsed May 1, 2007.
(3)	Our compensation, fee and reimbursement arrangements with Mr. Trump are described below. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”
(4)	Mr. Askins resigned as a director effective May 2, 2007.
(5)	Mr. Perry’s employment with TER terminated in July 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person who beneficially owns more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely upon a review of the copies of the forms furnished to us and written representations from our Reporting Persons, we believe that during the year ended December 31, 2007, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one report on Form 4 filed late for each of Messrs. Santoro, Pickus, Keyser, Keller, Fusco, Burke and Black and Ms. McDowell, each relating to a grant of restricted shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Class B Common Stock as of the close of business on the record date by (i) each executive officer named in the Summary Compensation Table under “Executive Compensation,” (ii) each director and nominee for director, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and (iv) all of our executive officers and directors as a group. In the case of persons other than our executive officers and directors, such information is based solely upon a review of the latest Schedules 13F or 13G, as amended, or Section 16 reports which have been filed by such persons with the SEC. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock and Class B Common Stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Trump Entertainment Resorts, Inc., 15 South Pennsylvania Avenue, Atlantic City, New Jersey 08401.

None of our executive officers, directors or director nominees have pledged or collateralized shares of our Common Stock owned by them.

Insider Trading Policy.    Pursuant to our Policy on Insider Trading and Communications with the Public, generally, our directors, executive officers and certain designated employees are prohibited from trading in our company’s securities during quarterly “black out periods” beginning two weeks before the end of the last month of the fiscal quarter, or two weeks before the end of the fiscal year, and ending two full trading days after the filing of our quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, with the SEC, or during other periods as established by us from time to time in light of certain corporate developments.

	Common Stock			Class B Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class (1)	Number of Shares		Percent of Class (2)
Donald J. Trump (Chairman of the Board)	12,044,335	(3)	28.3%	900	(4)	100.0%
Mark Juliano (Chief Executive Officer)	418,651	(5)	1.3%	—		—
John P. Burke (Interim Chief Financial Officer and Corporate Treasurer)	13,573	(6)	*	—		—
Rosalind A. Krause (General Manager, Trump Taj Mahal)	52,696	(7)	*
James A. Rigot (General Manager, Trump Plaza)	46,969	(8)	*	—		—
Robert M. Pickus (Chief Administraive Officer and General Counsel)	85,134	(9)	*	—		—
Edward H. D’Alelio (Director)	22,000	(10)	*	—		—
James J. Florio (Director)	21,000	(11)	*	—		—
Cezar M. Froelich (Director)	20,000	(12)	*	—		—
Morton E. Handel (Director)	20,000	(13)	*	—		—
Michael A. Kramer (Director)	20,000	(14)	*	—		—
Don M. Thomas (Director)	17,780	(15)	*	—		—
Ivanka M. Trump (Director)	10,001	(16)	*	—		—
Morgan Stanley & Co. Incorporated	5,562,246	(17)	17.6%	—		—
Franklin Mutual Advisers, LLC	5,141,843	(18)	16.2%	—		—
Sam Chang	2,330,000	(19)	7.4%	—		—
Prides Capital Partners, LLC	1,846,669	(20)	5.8%	—		—
All Executive Officers and Directors As a Group (15 persons)	12,817,649	(21)	30.1%	900	(4)	100%

*	Represents less than 1%.
(1)	Based on 31,680,876 shares of Common Stock, issued and outstanding as of the close of business on the record date. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.
(2)	Based on 900 shares of Class B Common Stock issued and outstanding as of the close of business on the record date.
(3)	Consists of (i) 1,220,145 shares of Common Stock, (ii) 1,446,706 shares of Common Stock issuable upon the exercise of a warrant for a purchase price of $21.90 per share until May 20, 2015 (the “DJT Warrant”), and (iii) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.
(4)	Mr. Trump’s 900 shares of Class B Common Stock represent his limited partnership interests in TER Holdings. The 900 shares of Class B Common Stock have the voting equivalency of 9,377,484 shares of Common Stock.
(5)	Consists of 30,001 shares of Common Stock and 388,650 shares of restricted Common Stock.
(6)	Consists of 2,296 shares of Common Stock, 11,254 shares of restricted Common Stock and 23 shares of Common Stock owned by Mr. Burke’s wife, of which Mr. Burke disclaims beneficial interest.
(7)	Consists of 4,687 shares of Common Stock and 48,009 shares of restricted Common Stock.
(8)	Consists of 46,969 shares of restricted Common Stock.
(9)	Consists of 10,835 shares of Common Stock and 74,299 shares of restricted Common Stock.
(10)	Consists of 19,500 shares of Common Stock, 2,500 shares of restricted Common Stock.
(11)	Consists of 18,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(12)	Consists of 17,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(13)	Consists of 17,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(14)	Consists of 17,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(15)	Consists of 15,280 shares of Common Stock and 2,500 shares of restricted Common Stock.
(16)	Consists of 1 share of Common Stock and 10,000 shares of restricted Common Stock.
(17)	Based upon a Schedule 13F, dated December 31, 2007 filed by Morgan Stanley & Co. Incorporated (“MS&Co.”) with the SEC. Address of principal executive office listed as 1585 Broadway, New York, New York 10036. Pursuant to a letter agreement dated May 20, 2005 between us and MS&Co., MS&Co. has agreed to vote all of the shares of our Common Stock that it beneficially owns in excess of 9.9% of our outstanding Common Stock in proportion to all votes cast by our other stockholders (excluding all shares of our Common Stock beneficially owned by MS&Co. and all shares of our Common Stock and of our Class B Common Stock beneficially owned by Donald J. Trump and his controlled affiliates).
(18)	Based upon a Schedule 13F, dated December 31, 2007, filed by Franklin Mutual Advisers with the SEC. Address of principal executive office listed as 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
(19)	Based upon a Schedule 13G, dated February 1, 2008, filed with the SEC by Mr. Chang. Address of principal executive office listed as 420 Great Neck Road, Great Neck, NY 11021.
(20)	Based upon a Schedule 13F, dated December 31, 2007, filed by Prides Capital Partners, L.L.C., with the SEC. Address of principal executive office listed as 200 High Street, Suite 700, Boston, Massachusetts 02100.
(21)	Consists of (i) 609,079 shares of restricted Common Stock, (ii) 1,384,380 shares of Common Stock, (iii) 1,446,706 shares of Common Stock issuable upon the exercise of the DJT Warrant, and (iv) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.

EXECUTIVE OFFICERS

All of our executive officers are elected at the organizational meeting of our Board held annually and serve at the pleasure of our Board. As of March 11, 2008, our executive officers, their ages, the positions held by them and the periods during which they have served in such positions were as follows:

Name	Age	Positions	Office Held Since
Mark Juliano	53	Chief Executive Officer	August 2007

John P. Burke	60	Interim Chief Financial Officer, Executive Vice President and Corporate Treasurer	December 2007

Robert M. Pickus	53	Chief Administrative Officer, General Counsel and Secretary	June 2007

Joseph A. Fusco	63	Executive Vice President of Governmental Affairs	June 1996

Craig D. Keyser	46	Executive Vice President of Human Resources	October 2001

Richard M. Santoro	47	Executive Vice President of Asset Protection and Risk Management	February 2006

Eric Hausler	38	Senior Vice President Development	October 2006

See “Members of the Board of Directors Continuing in Office—Class III Directors” for a biography of Mark Juliano.

John P. Burke has been an Executive Vice President and Treasurer of our company and certain of our subsidiaries since 1999 and has been serving as our interim Chief Financial Officer since December 6, 2007. From June 1997 to January 1999, Mr. Burke served as a Senior Vice President of our company and certain of our subsidiaries. From January 1996 to June 1997, he served as our Senior Vice President of Corporate Finance. Since 1992, Mr. Burke has held various positions, including Executive Vice President, Assistant Treasurer and Treasurer of numerous of our subsidiaries.

Robert M. Pickus has been our Chief Administrative Officer and General Counsel since June 29, 2007. From March 1995 to June 2007, he served as General Counsel and Secretary and an Executive Vice President. From 1985 to 1995, Mr. Pickus held various positions, including President, Secretary, Vice President, Assistant Vice President and director of numerous of our subsidiaries (and those of our predecessors). Mr. Pickus has been admitted to practice law in the states of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

Joseph A. Fusco has been the Executive Vice President of Government Affairs of our company and certain of our subsidiaries since June 1996. From August 1985 to June 1996, Mr. Fusco practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters. Mr. Fusco previously served as Atlantic County Prosecutor, a gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the New Jersey Casino Control Commission from the inception of that agency in September 1977 to March 1981.

Craig D. Keyser has been our Executive Vice President of Human Resources since October 2001. From January 1999 through October 2001, Mr. Keyser served as Senior Vice President of Human Resources of certain of our subsidiaries and from July 1996 through January 1999, Mr. Keyser was our Vice President of Human Resources. From July 1994 through July 1996, Mr. Keyser served as Vice President of Human Resources for Trump Plaza Hotel and Casino. Currently, Mr. Keyser serves as Vice Chairman of the Board of Governors of the AtlantiCare Regional Medical Center and the board of directors of the Greater Atlantic City Chamber of Commerce.

Richard M. Santoro has been our Executive Vice President of Asset Protection and Risk Management since February 2006. From October 2005 to December 2005, Mr. Santoro served as the General Manager of Trump Indiana. Since July 1991, Mr. Santoro has held various security, safety and related emergency management positions with numerous of our subsidiaries (and those of our predecessors) and has acted as the company’s liaison with county, state and federal law enforcement.

Eric Hausler has been Senior Vice President of Development since October 2006. From August 2005 to September 2006, Mr. Hausler served as a Managing Director in Fixed Income Research covering the gaming, lodging and leisure industries for Bear Stearns & Co. Inc., and as a Vice President in Equity Research from December 1999 to July 2002. From October 2003 to August 2005, Mr. Hausler served as the Senior Equity Analyst covering the gaming industry for Susquehanna Financial Group. From July 2002 to September 2003, Mr. Hausler served as an Associate Analyst in Equity Research covering the gaming and lodging industries for Deutsche Bank Securities. From December 1996 to November 1999, Mr. Hausler served as the Governmental and Community Relations Coordinator for the New Jersey Casino Control Commission among other positions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board has the responsibility for establishing, implementing and measuring the philosophy, policies and practices for the Company’s compensation program, determining the appropriate compensation of executive officers, including the Named Executive Officers (“NEOs”) detailed in the accompanying tables. It is the objective of the Company to reward key executives for the attainment of financial and strategic objectives which are aligned directly with the success of the Company and focus upon the best interests of our stockholders. The Compensation Committee ensures that the total compensation paid to executive officers is competitive, reasonable and performance based.

In May 2005, the Company successfully completed a comprehensive reorganization, fundamentally transforming the organization. A critical component of this transformation involved the comprehensive development, recruitment and retention of a talented and experienced senior management team to fully leverage our strategic, operational and human capital plans. Prior to our reorganization, our compensation program was more tactical and reflected the shorter term approach of our former business strategy. Beginning in 2006 and continuing in 2007, we, with the guidance and oversight of the Compensation Committee, initiated a strategic and results-driven compensation program to drive enhanced performance and attain the Company’s stated business objectives. We provide competitive total compensation packages commensurate with corporate and strategic objectives, the components of which are specifically described in this discussion and analysis.

The Compensation Committee provides the required oversight of our compensation policies and practices, including, but not limited to, those related to incentive compensation and equity-based plans, executive retention, severance and retirement programs and any other executive benefit plans or programs. The Compensation Committee obtains recommendations and information from the Company’s Chief Executive Officer (“CEO”) and other executive officers, including the Executive Vice President, Human Resources (“EVP, HR”) and the Chief Administrative Officer and General Counsel, and, from time to time, external consultants, regarding compensation and benefit matters, but makes all final decisions regarding the compensation of executive officers. The Committee reports its decisions to the Board. The duties and responsibilities of the Compensation Committee include, but are not limited to:

a.	Establishing and reviewing the Company’s overall management compensation philosophy and policy.

b.	Reviewing and approving the annual and long-term corporate goals and objectives relevant to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation, as well as any other terms of the CEO’s employment (including but not limited to perquisites, retention programs, severance arrangements and retirement benefits). In determining any long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the CEO in past years.

c.	Reviewing on a periodic basis and approving the compensation and other material terms of employment of other senior officers of the Company, the annual and long-term corporate goals and objectives relevant to such compensation and any terms and modifications thereto, including with respect to any incentive-compensation and equity-based plans, retention, severance and retirement programs, perquisites and any other employee benefit plans or programs.

d.	Reviewing and recommending for Board approval Company policies and actions regarding incentive and equity-based programs for employees of or consultants to the Company; and administering and monitoring compliance with such rules, policies and guidelines for the issuance of awards pursuant to such programs, as well as authorizing awards thereunder.

e.	Reviewing and recommending for Board approval policies regarding any changes in employee retirement plans or programs, and other employee benefit plans and program; and monitoring compliance with such programs.

f.	Reviewing and recommending director compensation for Board approval.

g.	Reviewing and discussing our Compensation Discussion and Analysis disclosure required by SEC regulations with management and determining whether to recommend to the Board that it be included in our filings.

h.	Producing any Compensation Committee report required by law or regulation.

i.	Annually evaluating the performance of the Compensation Committee, including its effectiveness and compliance with its charter.

j.	Reviewing and assessing the adequacy of the Compensation Committee Charter on an annual basis, and recommending appropriate changes.

Compensation Philosophy and Objectives

The Compensation Committee has enacted an overall compensation program to align executive compensation of key employees with the best interests of stockholders by rewarding performance based upon the attainment of annual financial and strategic goals of the Company. The Committee regularly evaluates both performance and compensation to ensure the Company maintains its ability to attract and retain talented executives. The Compensation Committee reviews and evaluates the performance metrics of all compensation programs, including the annual incentive and long-term incentive plans. Prior to rendering any decisions regarding executive compensation, the Compensation Committee obtains recommendations and information from the Company’s CEO and other executive officers, including the EVP, HR and the Chief Administrative Officer and General Counsel and, from time to time, external consultants regarding compensation and benefit matters, but renders all final decisions regarding the compensation of officers and key management personnel. However, the Compensation Committee retains the right and authority to act in its sole and absolute discretion. The Compensation Committee reviews, evaluates and approves the proper allocation of fixed and variable compensation components based upon the following factors:

•	competitive market value for a position;

•	retention and recruitment of talented and experienced executives;

•	internal equity among similarly situated executives; and

•	providing appropriate incentives for executives to achieve superior results.

2007 Executive Compensation Components

As provided in the Summary Compensation Table that follows this discussion, 2007 compensation for our NEOs incorporated the following primary components:

•	Base salary

•	Annual Incentive Plan

•	Long Term Incentive Plan through equity compensation

•	Retirement Savings Plan

•	Perquisites

Beginning in 2005, in preparation of the Company’s reorganization, the Company retained independent executive compensation consultant, Towers Perrin, to conduct a comprehensive compensation review. The objective of the Company was to develop a compensation strategy consistent with the new Company’s culture and future strategic plan to include establishing market-based target compensation levels and the development of a formal incentive compensation program. The report, based upon competitive market data, determined the appropriate mix between fixed and variable compensation components. Decisions to implement or alter future compensation adjustments would consider such factors as annual adjustments, changes in competitive market data, and any material change in the size or scope of the Company. The competitive market data contained companies within the gaming and leisure industry and included the following companies:

• Ameristar Casinos, Inc.	• MGM Mirage

• Argosy Gaming Co.	• MTR Gaming Group, Inc.

• Boyd Gaming Corp.	• Penn National Gaming, Inc.

• Caesars Entertainment, Inc.	• Pinnacle Entertainment, Inc.

• Harrah’s Entertainment, Inc.	• Stations Casinos

• Isle of Capri Casinos	• Wynn Resorts Ltd.

• Mandalay Resort Group

Commensurate with the compensation methodology utilized by the Company’s independent consultant and the recommendations provided, the Company’s compensation program was adjusted to reflect a more competitive-based system which translated to lower base salaries and more emphasis on variable compensation components including annual and long term incentive plans consistent with competitive market data and performance of the Company. The Company has continued to utilize this performance based compensation model and has continued through the auspices of the Compensation Committee to review and monitor progress. In addition to regular engagements with Towers Perrin, management engaged Equilar Incorporated in 2007, a leading data provider for benchmarking executive and director compensation.

Base Salary

We provide NEOs and other executives with competitive base salaries to compensate them for professional services performed during the fiscal year. Base salaries for our NEOs are determined for each executive by utilizing competitive market and internal compensation data. The objective for base salary compensation is established between the 50th and 75th percentile of comparable executive positions within the gaming industry. Internal equity for similarly situated executives is also a considered factor. Annual merit increases and base salary adjustments are approved by the Compensation Committee based upon recommendations by the CEO and the EVP, HR derived from the same annual salary adjustment policy for all employees within the Company. The 2007 base salary adjustment was 3%.

Annual Incentive Plan

The Annual Incentive Plan is a cash plan directly linked to the financial performance of the Company. Each NEO had a target incentive cash award opportunity for 2007 as established by the Compensation Committee. The target incentive cash award typically ranges from 40%-131% of the NEO’s base salary amount, with the most senior NEO at the higher end of the range. The financial achievement objectives of the Annual Incentive Plan are based upon the achievement of earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) goals. Target bonus is compensated at a mid-range level and is based upon the successful achievement of prescribed EBITDA which includes base business growth over 2006. A maximum bonus level is established for superior performance. Linear measurement points are established for EBITDA attainment between graduated financial performance benchmarks to align specific financial performance levels to the corresponding bonus level.

Long Term Incentive Plan

Our Long Term Incentive Plan (“LTIP”), which was approved by stockholders in 2005, is an equity compensation plan in which NEOs and other executives are awarded restricted stock grants with three year vesting for the achievement of strategic and functional measurement criteria recommended to the Compensation Committee by the CEO, EVP, HR and Chief Administrative Officer and General Counsel and reviewed, evaluated and approved by the Compensation Committee. The established metrics for the LTIP are based upon strategic and financial objectives of the Company and are derived from our Strategic Plan approved by the Board. The strategic objectives included the development and implementation of a distinct customer reward card system, the creation of a fully integrated data warehouse, the strategic repositioning of each casino property, various human capital and brand development initiatives. The participating executives in the LTIP were measured on a quarterly basis throughout 2007 and at the conclusion of the year. Based upon the achievement of the strategic initiatives, equity grants were awarded. In 2007 it was determined that NEO’s would receive 35% of the target equity grant potential as outlined in this section. The target values for annual LTIP awards are established based upon competitive market data and have a maximum annual restricted share grant equal to the recipient’s annual base salary plus the recipient’s annual targeted bonus or in the case of General Managers, the recipient’s annual base salary. The LTIP award is granted annually at the Compensation Committee’s first regularly scheduled meeting of each calendar year based upon the achievement of strategic objectives and approval by the Compensation Committee and as necessary from time to time during the year for the recruitment or retention of qualified executive officers or management. Prior to our restructuring in 2005, we did not have an established long term incentive plan. The LTIP was established to provide competitive compensation for new and existing employees, to further motivate them to attain exceptional performance levels and act as a retention and recruitment resource. The LTIP provides participating executives with the opportunity and incentive to perform in a manner which provides flexibility to the Company in its ability to motivate, attract and retain the services of key executives whose judgment, interest and special effort is necessary for the successful conduct of our operations.

CEO Compensation

The Company’s current Chief Executive Officer assumed the CEO position in July 2007, following approval by the Board of Directors, having previously held the position of Chief Operating Officer. The Compensation Committee rendered decisions for the CEO’s compensation following the methodology described above and utilizing the referenced pay components, which include fixed and variable compensation specifically enumerated in the Compensation Tables. The prior President and Chief Executive Officer resigned from his position in July 2007. The decisions regarding his compensation during his employment were determined by the Compensation Committee using the same criteria described above. Although the CEO regularly attends Compensation Committee meetings, specifically to review and discuss the performance relative to the metrics of the Annual Incentive Plan and LTIP, the Compensation Committee in both the instance of the current and former CEO, regularly and annually evaluates the Chief Executive Officer’s performance and renders all decisions pertaining to CEO compensation. In addition to evaluating critical leadership competencies, the Compensation Committee, utilizing the various metrics described above, evaluates the Company’s performance relative to the CEO’s ability to drive effective organizational change and attain the pre-determined strategic and financial objectives of the Company.

Retirement Savings Plan

The Company does not have a pension or deferred compensation program. Rather, through our Retirement Savings Plan, which is a tax qualified 401(k) retirement savings plan (the “401(k) Plan”), we allow the opportunity for executives to provide for their own retirement. All full time employees not represented by a collective bargaining agreement are eligible to participate in the 401(k) Plan. NEOs, and all other eligible employees, are permitted to contribute up to 30% of their annual salary or the limit prescribed by the Internal

Revenue Service on a before tax basis. We will match 50% of each pre-tax dollar contributed on the first 6% of pay deferred to the plan. Company matching contributions vest for all eligible employees according to this schedule:

0 – 2 years	0%
2 – 3 years	25%
3 – 4 years	50%
4 – 5 years	75%
5 years	100%

Perquisites

We provide NEOs with perquisites that the Company and the Compensation Committee believe are reasonable, customary and competitive in our industry and enable the Company to attract and retain superior employees in critical management roles. Perquisites include a medical expense reimbursement plan, disability and life insurance, reimbursement of travel costs and reimbursement of certain automobile expenses. The Compensation Committee reviews, evaluates and approves all substantive perquisites for NEOs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or accrued by our current Chief Executive Officer, Chief Financial Officer and our other three most highly compensated NEOs in fiscal year 2007. Compensation earned during one year and paid in a subsequent year is recorded under the year earned.

Name	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compen- sation (2)	All Other Compen- sation		Total
Mark Juliano	2007	$800,000	$541,539	$660,559	$—	$31,407	(3)	$2,033,505
Chief Executive Officer	2006	$775,000	$859,159	$660,559	$439,807	$20,255	(4)	$2,754,780

John P. Burke	2007	$250,000	$44,518	$—	$—	$27,705	(5)	$322,223
Interim Chief Financial Officer and Corporate Treasurer	2006	$242,588	$27,909	$—	$23,342	$14,419	(6)	$308,258

Rosalind A. Krause	2007	$463,500	$84,225	$—	$256,113	$20,140	(7)	$823,978
General Manager, Trump Taj Mahal	2006	$393,739	$94,467	$—	$172,564	$11,645	(8)	$672,415

James A. Rigot	2007	$463,500	$63,061	$—	$150,000	$28,108	(9)	$704,669
General Manager, Trump Plaza	2006	$430,288	$141,704	$—	$278,364	$20,098	(10)	$870,454

Robert M. Pickus	2007	$400,000	$267,698	$—	$—	$23,858	(11)	$691,556
Chief Administrative Officer and General Counsel	2006	$471,482	$167,463	$—	$—	$14,672	(12)	$653,617

James B. Perry (13)	2007	$437,750	$353,877	—	$—	$203,199	(14)	$994,826
Former Chief Executive Officer and President	2006	$850,000	$1,077,219	—	$369,590	$164,350	(15)	$2,461,159

Dale R. Black (16)	2007	$356,045	$17,892	—	$—	$110,058	(17)	$483,995
Former Executive Vice President and Chief Financial Officer	2006	$350,000	$360,843	—	$196,217	$46,543	(18)	$953,603

Paul B. Keller (19)	2007	$202,740	$129,423	—	$—	$545,507	(20)	$877,670
Former Executive Vice President of Design and Construction	2006	$350,000	$315,737	—	$130,046	$51,259	(21)	$847,042

Virginia McDowell (22)	2007	$194,196	$114,574	—	$—	$547,612	(23)	$856,382
Former Executive Vice President and Chief Information Officer	2006	$353,450	$279,236	—	$130,046	$36,130	(24)	$798,862

(1)	Represents expense for restricted stock or stock options granted under the LTIP in accordance with FAS 123(R). See Note 10 to our consolidated financial statements for the assumptions used to value such awards. We have never paid a dividend on our Common Stock and do not anticipate paying one in the foreseeable future.
(2)	Amounts represent incentive bonuses earned under the Annual Incentive Plan.

(3)	Includes $5,485 for the medical expense reimbursement plan, $16,080 for disability and life insurance, $5,813 in matching contributions under our 401(k) plan and $4,029 for reimbursement of automobile expenses.
(4)	Includes $4,945 for the medical expense reimbursement plan, $12,322 for disability and life insurance and $2,988 for reimbursement of automobile expenses.
(5)	Includes $3,900 for the medical expense reimbursement plan, $15,869 for disability and life insurance, $6,750 in matching contributions under our 401(k) plan and $1,186 for reimbursement of automobile expenses.
(6)	Includes $3,900 for the medical expense reimbursement plan, $3,919 for disability insurance and $6,600 in matching contributions under our 401(k) plan.
(7)	Includes $3,900 for the medical expense reimbursement plan, $6,955 for disability and life insurance, $5,813 in matching contributions under our 401(k) plan and $3,472 for reimbursement of automobile expenses.
(8)	Includes $3,250 for the medical expense reimbursement plan, $2,456 for disability insurance, $2,671 in matching contributions under our 401(k) plan and $3,268 for reimbursement of automobile expenses.
(9)	Includes $3,900 for the medical expense reimbursement plan, $17,465 for disability and life insurance, $5,813 in matching contributions under our 401(k) plan and $930 for reimbursement of automobile expenses.
(10)	Includes $2,925 for the medical expense reimbursement plan, $14,991 for disability and life insurance and $2,182 for reimbursement of automobile expenses.
(11)	Includes $3,900 for the medical expense reimbursement plan, $10,428 for disability and life insurance, $6,643 in matching contributions under our 401(k) plan and $2,887 for reimbursement of automobile expenses.
(12)	Includes $5,350 for disability insurance, $6,192 in matching contributions under our 401(k) plan and $3,130 for reimbursement of automobile expenses.
(13)	During Mr. Perry’s employment, he also served as a director of the Company, but received no additional compensation or fees for such service. Mr. Perry’s employment with TER terminated in July 2007.
(14)	Includes $87,423 in severance, $78,464 for payment of housing costs, $20,857 for reimbursement of travel costs, $2,275 for the medical expense reimbursement plan, $13,355 for disability and life insurance and $825 for reimbursement of automobile expenses.
(15)	Includes $98,601 for payment of housing costs, $41,847 for reimbursement of travel costs, $3,900 for the medical expense reimbursement plan, $18,812 for disability and life insurance and $1,190 for reimbursement of automobile expenses.
(16)	Mr. Black’s employment with TER terminated in December 2007.
(17)	Includes $84,746 for payment of housing costs, $7,671 for reimbursement of travel costs, $6,750 in matching contributions under our 401(k) plan, $3,900 for the medical expense reimbursement plan, $4,671 for disability and life insurance and $2,320 for reimbursement of automobile expenses.
(18)	Includes $37,394 for reimbursement of travel costs, $1,019 in matching contributions under our 401(k) plan, $650 for the medical expense reimbursement plan, $4,447 for disability and life insurance and $3,033 for reimbursement of automobile expenses.
(19)	Mr. Keller’s employment with TER terminated in June 2007.
(20)	Includes $518,898 in severance, $12,827 for reimbursement of travel costs, $5,813 in matching contributions under our 401(k) plan, $2,275 for the medical expense reimbursement plan, $5,579 for disability and life insurance and $115 for reimbursement of automobile expenses.
(21)	Includes $40,327 for reimbursement of travel costs, $320 in matching contributions under our 401(k) plan, $650 for the medical expense reimbursement plan and $9,962 for disability and life insurance.
(22)	Ms. McDowell’s employment with TER terminated in June 2007.
(23)	Includes $535,331 in severance, $7,291 for reimbursement of travel costs, $1,950 for the medical expense reimbursement plan and $3,040 for disability and life insurance.
(24)	Includes $32,697 for reimbursement of travel costs, $650 for the medical expense reimbursement plan, $1,420 for disability and life insurance and $1,363 for reimbursement of automobile expenses.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award 2007 Plan Balance (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards
Mark Juliano	5/21/2007		31,707	—	$15.39	$487,971
Chief Executive Officer

John P. Burke	1/1/2006		2,475	—	$20.13	$49,822
Interim Chief Financial Officer and Corporate Treasurer	1/15/2007		2,820	—	$17.73	$49,999

Rosalind A. Krause	1/15/2007		4,060	—	$17.73	$71,984
General Manager, Trump Taj Mahal	N/A	$231,779

James A. Rigot	N/A	$150,000	—	—	—	—
General Manager, Trump Plaza

Robert M. Pickus	1/1/2006		14,851	—	$20.13	$298,951
Chief Administrative Officer and General Counsel	1/15/2007		16,976	—	$17.73	$300,984

James B. Perry	N/A		—	—	—	—
Former Chief Executive Officer and President

Dale R. Black (4)	1/1/2006		32,000	—	$20.13	$644,160
Former Executive Vice President and Chief Financial Officer	1/15/2007		3,158	—	$17.73	$55,991

Paul B. Keller (5)	1/1/2006		28,000	—	$20.13	$563,640
Former Executive Vice President of Design and Construction	1/15/2007		2,030	—	$17.73	$35,992

Virginia McDowell (6)	1/1/2006		12,700	—	$20.13	$255,651
Former Executive Vice President and Chief Information Officer	1/15/2007		5,076	—	$17.73	$89,997

(1)	Amounts represent the payouts remaining under the 2007 Annual Incentive Plan.
(2)	Awards are granted annually at the Compensation Committee’s first regularly scheduled meeting of each calendar year based upon achievement of strategic objectives and as necessary from time to time during the year for the recruitment or retention of qualified executive officers or management, all with the approval by the Compensation Committee.
(3)	Restricted stock awards are made at the closing price on the date of the award.
(4)	Mr. Black’s employment with TER terminated in December 2007. As a result, 24,493 unvested restricted shares were forfeited during 2007.
(5)	Mr. Keller’s employment with TER terminated in June 2007. As a result, 20,697 unvested restricted shares were forfeited during 2007.
(6)	Ms. McDowell’s employment with TER terminated in June 2007. As a result, 23,542 unvested restricted shares were forfeited during 2007.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each NEO that may be deducted by the Company to $1,000,000 in any year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under our annual cash bonuses, equity-based compensation awards and long-term incentive compensation awards.

Outstanding Equity Awards At Year End (1)

The following table shows outstanding equity awards to the NEOs of our Company at December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Juliano	—	—	300,000	$17.75	10/6/2015	61,707	$265,340
Chief Executive Officer

John P. Burke Interim	—	—	—	$—	—	4,470	$19,221
Chief Financial Officer and Corporate Treasurer

Rosalind A. Krause	—	—	—	$—	—	7,394	$31,794
General Manager, Trump Taj Mahal

James A. Rigot	—	—	—	$—	—	5,000	$21,500
General Manager, Trump Plaza

Robert M. Pickus	—	—	—	$—	—	26,877	$115,571
Chief Administrative Officer and General Counsel

(1)	Grants of restricted stock awarded to executive officers will be pursuant to the terms of the Restricted Stock Award Agreement approved by the Compensation Committee, which agreement provides that the restriction on such stock expires in three equal increments on each of the first, second and third anniversary of the original grant date. Such restrictions will expire immediately upon a change of control.

Option Exercises and Stock Vested

The following table shows option exercises and restricted stock awards which vested during the year ended December 31, 2007 for the NEOs of our Company.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Received on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)
Mark Juliano	—	$—	30,000	$201,000
Chief Executive Officer

John P. Burke	—	$—	825	$14,297
Interim Chief Financial Officer and Corporate Treasurer

Rosalind A. Krause	—	$—	3,333	$21,498
General Manager, Trump Taj Mahal

James A. Rigot	—	$—	5,000	$32,250
General Manager, Trump Plaza

Robert M. Pickus	—	$—	4,950	$85,784
Chief Administrative Officer and General Counsel

James B. Perry	—	$—	70,000	$880,600
Former Chief Executive Officer and President

Dale R. Black	—	$—	10,666	$184,842
Former Executive Vice President and Chief Financial Officer

Paul B. Keller	—	$—	9,333	$161,741
Former Executive Vice President of Design and Construction

Virginia McDowell	—	$—	9,233	$114,001
Former Executive Vice President and Chief Information Officer

Potential Payments Upon Termination Or Change In Control

We have entered into employment and severance agreements with each of the NEOs that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or change of control in the Company. The terms of the agreements and the estimated value of the payments and benefits due to the NEOs pursuant to their agreements under various termination events are detailed below. All capitalized terms are as defined in the respective employment and severance agreements.

Mark B. Juliano.     Pursuant to Mr. Juliano’s employment agreement, if Mr. Juliano’s employment is terminated by the Company Without Cause or by Mr. Juliano with Good Reason, Mr. Juliano will be entitled to (i) receive over a period of fifty-two (52) weeks, payment of (A) Salary Continuation, plus paid time off earned and unused through the termination date and (B) a pro rata bonus for the then current year based on the performance of the Company, paid in the following year when bonuses are normally distributed, (ii) health and dental participation, but not eligibility for the Company’s Long Term Disability Plan, if any, (iii) at the Company’s expense, executive outplacement services as currently provided to terminated executives at his grade level, and (iv) the ability to exercise, for a period of one year, all vested option grants (and those that become vested) during the Salary Continuation Period (as defined). If any such payments are subject to income, excise or similar tax, Mr. Juliano will be entitled to receive an additional amount such that, after the satisfaction of all tax obligations imposed on such payments, Mr. Juliano is made whole for such taxes.

If the Company terminates the agreement for cause or Mr. Juliano resigns, including retirement, Mr. Juliano will receive any accrued based salary and vacation through the termination date.

If Mr. Juliano’s employment is terminated for death or disability, Mr. Juliano will receive (i) any accrued base salary and vacation through the termination date and (ii) a pro rata bonus for the year of termination, provided that in the event of termination upon disability, base salary payments will be offset by disability payments.

If Mr. Juliano’s employment is terminated following a Change of Control, Mr. Juliano will receive, subject to his execution of a release, a lump sum payment in cash within thirty (30) days of the Separation Date equal to two times the sum of Mr. Juliano’s Annual Base Salary and the Target Bonus. In addition, if Mr. Juliano is terminated following a Change of Control, all equity stock awards will immediately vest.

As of December 31, 2007	Death or Disability	Voluntary Termination and Retirement	For Cause/ Without Good Reason By NEO	Not for Cause by Company/ Good Reason By NEO	Change in Control
Mark Juliano
Chief Operating Officer
Cash Severance – Base Salary	$—	$—	$—	$800,000	$1,600,000
Incentive Compensation	—	—	—	—	—
Restricted Stock (a)	—	—	—	265,340	265,340
Stock Options (a)	—	—	—	—	—
Accrued Vacation Pay (b)	11,831	11,831	11,831	11,831	11,831
Benefits Continuation	15,600	15,600	—	15,600	15,600

(a)	Upon (i) death or disability, (ii) not for cause by company/good reason by NEO, (iii) or a change in control, restrictions on restricted stock awards lapse and outstanding stock options become exercisable.
(b)	Amounts represent earned and unpaid vacation at December 31, 2007.

Other NEOs.     Messrs Burke, Pickus and Rigot and Ms. Krause have employment agreements with the Company providing for termination with or without cause at any time.

If the NEO’s employment is terminated for death or disability, the NEO will receive (i) any accrued base salary and vacation through the termination date and (ii) a pro rata bonus for the year of termination.

If the NEO’s employment is terminated for Cause or Without Good Reason (as defined in the employment agreement and including voluntary termination or retirement), the NEO shall receive his accrued base salary and vacation through the termination date.

If the NEO’s employment is terminated by the Company without Cause or by the NEO with Good Reason, the NEO will be entitled to (i) receive over a period of fifty-two (52) weeks, payment of (A) Salary Continuation, plus paid time off earned and unused through the Separation Date (as defined) and (B) a pro rata bonus for the then current year based on the performance of the Company, paid in the following year when bonuses are normally distributed, (ii) health and dental participation, but not eligibility for the Company’s Long Term Disability Plan, if any, (iii) at the Company’s expense, executive outplacement services being provided at that time to terminated executives at his grade level, and (iv) the ability to exercise, for a period of one year, all vested option grants (and those that become vested) during the Salary Continuation Period (as defined). If any such payments are subject to income, excise or similar tax, the NEO will be entitled to receive an additional amount such that, after the satisfaction of all tax obligations imposed on such payments, the NEO is made whole for such taxes.

If the NEO is terminated following a Change of Control (as defined), the NEO will receive, subject to his execution of release, a lump sum payment in cash within thirty (30) days of the Separation Date (as defined), equal to two times the sum of the NEO’s Annual Base Salary and the Bonus for the prior fiscal year, provided that the lump sum payment will not be paid to the NEO if the change of control involves the acquisition of the Company by Mr. Trump and the NEO’s employment continues for at least six (6) months following such acquisition. In addition, if the NEO is terminated following a Change of Control, all restrictions on stock awards will immediately be lifted.

As of December 31, 2007	Death or Disability	Voluntary Termination and Retirement	For Cause/Without Good Reason By NEO	Not for Cause by Company/Good Reason By NEO	Change in Control
John P. Burke
Interim Chief Financial Officer
Cash Severance – Base Salary	$—	$—	$—	$250,000	$500,000
Incentive Compensation (a)	—	—	—	—	—
Restricted Stock (b)	—	—	—	19,221	19,221
Accrued Vacation Pay (c)	3,107	3,107	3,107	3,107	3,107
Benefits Continuation	10,200	10,200	—	10,200	10,200

Robert M. Pickus
Chief Administrative Officer and General Counsel
Cash Severance – Base Salary	$—	$—	$—	$400,000	$800,000
Incentive Compensation (a)	—	—	—	—	—
Restricted Stock (b)	—	—	—	115,571	115,571
Accrued Vacation Pay (c)	15,977	15,977	15,977	15,977	15,977
Benefits Continuation	10,200	10,200	—	10,200	10,200

James A. Rigot
General Manager, Trump Plaza
Cash Severance – Base Salary	$—	$—	$—	$463,500	$927,000
Incentive Compensation (a)	150,000	150,000	150,000	150,000	300,000
Restricted Stock (b)	—	—	—	21,500	21,500
Accrued Vacation Pay (c)	8,228	8,228	8,228	8,228	8,228
Benefits Continuation	15,600	15,600	—	15,600	15,600

Rosalind A. Krause
General Manager, Trump Taj Mahal
Cash Severance – Base Salary	$—	$—	$—	$463,500	$927,000
Incentive Compensation (a)	256,113	256,113	256,113	256,113	512,226
Restricted Stock (b)	—	—	—	31,794	31,794
Accrued Vacation Pay (c)	4,798	4,798	4,798	4,798	4,798
Benefits Continuation	15,600	15,600	—	15,600	15,600

(a)	Incentive compensation represents unpaid amounts at December 31, 2007 earned under our Annual Incentive Plan.
(b)	Upon (i) death or disability, (ii) not for cause by Company/good reason by NEO, or (iii) a change in control, restrictions on restricted stock awards lapse.
(c)	Amounts represent earned and unpaid vacation at December 31, 2007.

The amounts shown in the tables above assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time. The amounts listed in the table above are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Certain Relationships and Related Transactions

Described below are transactions, or series of similar transactions, since the beginning of our 2007 fiscal year, or any currently proposed transaction or similar transactions, to which we (or any of our subsidiaries) were or are to be a party, in which the amount exceeds $60,000 and in which any of our directors, executive officers, security holders who beneficially own more than 5% of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. The Board of

Directors has adopted a policy entitled “Policy for the Review, Approval or Ratification of Transactions with Related Persons.” In considering the approval or ratification of a related person transaction, the policy requires the Board to determine that it is fair and reasonable to the Company and, if Mr. Trump is the related person, that it is on terms not materially less favorable to the Company than those that would have been obtained in a comparable transaction with an unrelated third party.

Agreements with Donald J. Trump

Services and Executive Agreements.    We have entered into a services agreement with Mr. Trump whereby Mr. Trump serves as Chairman of the Board of Directors as well as provides other services as defined therein. The initial term of the services agreement is three years, with an automatically renewing three-year rolling term. Our predecessor company had an executive agreement with Mr. Trump whereby he agreed to act as President and Chief Executive Officer as well as Chairman of the Board of Directors. This executive agreement was terminated with the execution of the services agreement. Payments under these agreements were $2,000,000 and $1,878,000 during the years ended December 31, 2007 and 2006, respectively.

Trademark License Agreement and Trademark Security Agreement.    Under a trademark license agreement, dated as of the Effective Date, we have a perpetual, exclusive and royalty-free license to use Mr. Trump’s name and likeness in connection with our casino and gaming activities, subject to certain terms and conditions. Mr. Trump’s obligations under the trademark license agreement are secured by an amended and restated trademark security agreement, pursuant to which Mr. Trump has granted us a first priority security interest in the licensed marks in connection with casino services and gaming activities, subject to certain terms and conditions.

If the services agreement is terminated by us other than for “cause” or if it is terminated by Mr. Trump for “good reason,” (in each case other than as a result of Mr. Trump’s death or permanent disability) and we do not offer terms to Mr. Trump pursuant to a new services agreement at least as favorable to Mr. Trump as his existing services agreement, then we will have the option to convert the trademark license into a royalty-bearing license with a ten-year term. In such case, for each of our properties using the licensed marks or Mr. Trump’s likeness, Mr. Trump will be entitled to an annual royalty, payable quarterly in the amount of (i) $500,000 for each of our properties with an annual EBITDA (as defined in the services agreement) of at least $25 million or (ii) $100,000 for each of our properties with an annual EBITDA of less than $25 million, provided that aggregate royalties will not exceed $5 million a year.

DJT Investment Agreement.    On the Effective Date, we entered into an amended and restated investment agreement with Mr. Trump, pursuant to which Mr. Trump made a $55 million cash equity investment in TER Holdings and contributed to TER Holdings his approximately $16.4 million aggregate principal face amount of 17.625% Second Priority Notes due 2010 of Trump Casino Holdings, LLC (including interest accrued thereon) in exchange for an approximately 23.5% limited partnership interests in TER Holdings.

Debt Guarantee.    Under an agreement between Mr. Trump and U.S. Bank National Association, the Trustee for our $1,250,000,000 of 8  1/2% Senior Secured Notes Due 2015, Mr. Trump has provided a guarantee of up to $250,000,000 of such notes under certain terms and conditions.

TER Holdings’ Partnership Agreement and Exchange Rights Agreement.    The fourth amended and restated partnership agreement of TER Holdings, dated as of the Effective Date, contains provisions regarding the management of TER Holdings, the transferability of interests, additional capital contributions and distribution and allocation of profits and interests, among other provisions. The partnership agreement also contains certain tax distribution and indemnification provisions that, among other things, require the affirmative vote of Mr. Trump with respect to a sale or transfer of one or more of our properties; provided, however, that we may sell or transfer such properties without Mr. Trump’s consent if we indemnify Mr. Trump up to an aggregate of $100,000,000 for the U.S. federal income tax consequences associated with such sale or transfer. On the Effective Date, Mr. Trump and certain of his controlled affiliates entered into a third amended and restated

exchange rights agreement with us, which allows Mr. Trump and his controlled affiliates to exchange their limited partnership interests in TER Holdings for 9,377,484 shares our Common Stock, subject to certain terms and conditions.

Right of First Offer Agreement.    On the Effective Date, we entered into a Right of First Offer Agreement (“ROFO Agreement”), as amended, with Trump Organization LLC, Mr. Trump’s private real estate organization, granting Trump Organization, LLC a three-year, right of first offer to serve as development manager, project manager, construction manager and/or general contractor with respect to construction and development projects with an initial budget of at least $35,000,000, for casinos, casino hotels and related hospitality lodging to be performed by third parties on our existing and future properties (“Project”), subject to certain terms and conditions. If Trump Organization LLC does not exercise its right of first offer within thirty days after receiving a notice from us, then we may engage any party to perform such services upon any terms, subject to certain limitations. The agreement sets forth the terms, conditions and parameters for the negotiations of the terms of any services to be provided by Trump Organization, LLC under the agreement. During September 2006, we amended the ROFO Agreement with Trump Organization, LLC to provide that so long as Trump Organization LLC does not exercise the rights originally granted under the ROFO Agreement, it would be paid a monthly retainer to provide cost saving services for any Project and would receive a percentage of any cost savings realized through its efforts. Trump Organization LLC did not exercise its rights under the ROFO Agreement with respect to the hotel tower currently under construction at the Trump Taj Mahal and is providing cost savings services with respect thereto. Under the terms of the amendment to the ROFO Agreement, we paid $1,870,000 including minimum monthly fees of $600,000 and cost saving commissions of $1,270,000 to Trump Organization LLC during the year ended December 31, 2007.

Voting Agreement.    We have a voting agreement with Mr. Trump, which provides for the continued election of the five Class A Directors (and any person selected by a majority of Class A Directors then serving as directors to fill any vacancy) during the Class A Nomination Period. See “Director Information” for summary of Mr. Trump’s rights to designate directors for nomination to our Board.

Use of Trump’s Facilities and Other Transactions.    In the normal course of business, we engage in various transactions with other entities owned by Mr. Trump, including $78,000 for leasing certain office space in Trump Tower in Manhattan, $17,000 for the periodic use of Mr. Trump’s airplane and golf-courses to entertain high-end customers and $336,000 for costs to pilot Mr. Trump’s airplane. Additionally, in the ordinary course of business, we purchased $653,000 of Trump labeled merchandise, including $498,000 for Trump Ice bottled water served to our customers, from third party vendors. While we do not directly pay royalties on such merchandise to Mr. Trump, he may be entitled to royalties from these third party vendors. In 2007, TER entered into an understanding with Mr. Trump pursuant to which and for no cash consideration, Mr. Trump would make available certain mailing lists or databases developed through his other business activities for TER to make various offers to individuals on such lists in order to provide an incentive to visit a TER property.

All related person transactions involving Mr. Trump have been reviewed and approved by the Class A Directors.

Other Relationships

Mrs. Loretta I. Pickus is employed by TER Holdings as a Vice President of Legal Affairs pursuant to an employment agreement, dated as of January 1, 2007. Mrs. Pickus is the wife of Robert M. Pickus, our Chief Administrative Officer and General Counsel. Mrs. Pickus is paid an annual base salary of $195,000 and receives insurance coverage and certain other employee benefits that are also provided to similarly situated executives of the Trump Entertainment Resorts Holdings. Mrs. Pickus also earned a $25,850 bonus in 2007 under our Annual Incentive Plan.

From time to time, certain relatives of our officers hold part-time or seasonal positions at one or more of our properties.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Morton E. Handel, Chairman

Edward H. D’Alelio

Don M. Thomas

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2008. The Company is seeking the stockholders ratification of such action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RATIFYING THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

The functions of the Audit Committee are focused on the following areas:

•	the reliability and integrity of our accounting and financial reporting practices;

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and of our independent registered public accounting firm;

•	our compliance with laws, regulations and internal policies; and

•	the soundness of our internal controls.

The Audit Committee fulfills its responsibilities through periodic meetings with our independent auditors, internal auditors and management.

The directors who serve on the Audit Committee all meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and the independence rules of the Nasdaq Stock Market. Our Board made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his or her independence from our company and its management. No member of the Audit Committee has participated in the preparation of our financial statements, and each member is able to read and understand fundamental financial statements. In addition, as disclosed above, our Board has determined that Michael A. Kramer is “audit committee financial expert,” as defined in the applicable rules and regulations of the Exchange Act.

During 2007, our Audit Committee met eight times and discussed the interim financial information contained in each quarterly earnings announcement with our Chief Financial Officer, our independent registered public accounting firm and in-house counsel prior to public release.

The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website and provides greater detail regarding the activities of the Audit Committee.

Management has primary responsibility for our consolidated financial statements and the overall reporting process, including our system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

For 2007, the Audit Committee engaged Ernst & Young LLP, as our independent registered public accounting firm. The Audit Committee reviewed our audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent our financial condition, results of operations and cash flows.

The Audit Committee monitors matters related to the independence of Ernst & Young LLP. The Audit Committee received a letter from Ernst & Young LLP containing a description of all relationships between the auditors and our company. Ernst & Young LLP has also confirmed in a letter to us that in their judgment, they are independent of our company within the requirements of Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

During 2007, we completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to Ernst & Young LLP’s audit of (i) our consolidated financial statements; and (ii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee our efforts related to internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.

Audit Committee

Michael A. Kramer, Chairman

Edward H. D’Alelio

Don M. Thomas

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP during 2006 and 2007:

	Year Ended December 31,
	2006	2007
Audit Fees (1)	$1,266,000	$1,230,000
Audit-Related Fees (2)	69,000	37,000
Tax Fees (3)	1,329,000	749,000
All Other Fees	—	—

	$2,664,000	$2,016,000

(1)	Consists of professional services rendered in connection with the audit of our financial statements and quarterly reviews for the most recent fiscal year, and the issuance of comfort letters to underwriters and consents for filings with the SEC.
(2)	Includes services rendered in connection with the audit of our employee benefit plan.
(3)	Includes $580,000 and $385,000 of tax consulting services for the years ended December 31, 2006 and 2007, respectively.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE

NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service and has pre-approved all such services. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2007.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation of our 2009 annual meeting of stockholders must be received by us at 15 South Pennsylvania Avenue, Atlantic City, New Jersey 08401, Attention: Robert Pickus, Secretary, no later than November 21, 2008.

Article II, Section 10 of our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals. In general, notice of a stockholder proposal for an annual meeting must be received by our Secretary no later than the tenth (10th) day following the date on which we first make public disclosure of the scheduled date of the 2009 annual meeting, provided that such date is not earlier than November 21, 2008 as required by Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

Any stockholder interested in making a proposal is referred to Article II, Section 10 of our Bylaws, which are filed with the SEC as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Ernst & Young LLP, its independent registered public accounting firm, will be present at the meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies from the stockholders will be borne by us. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers or regular employees, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. We have retained Broadridge Financial Solutions, a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $20,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

2007 ANNUAL REPORT

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 31, 2007, may be accessed by following the directions contained in the Notice, which was mailed to our stockholders on or about March 25, 2008. The Notice also contains instructions on how you can receive a paper copy of these materials. Upon your request, we will provide, without any charge, a copy of any of our filings with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary.

By Order of the Board of Directors,

Robert M. Pickus

Chief Administrative Officer, General

Counsel and Secretary

APPENDIX A

AMENDED CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

TRUMP ENTERTAINMENT RESORTS, INC.

Amended and Restated as of December 5, 2007

1.	The Committee. The Board of Directors (“Board”) of Trump Entertainment Resorts, Inc. (“Company”) shall appoint a Corporate Governance and Nominating Committee (“Committee”).

2.	Composition. The Committee shall be comprised of at least two directors, and shall designate one member of the Committee as its chairperson, to serve at the pleasure of the Board. A majority of the members (and in any event not fewer than two members) of the Committee shall be independent directors under the rules of the exchange on which the Company is listed and the Board’s independence standards as set forth in the Company’s Corporate Governance Guidelines (“Independent Directors”).

3.	Nominating Sub-Committee. If less than all of the members of the Committee are Independent Directors, then the nominating-related functions of the Committee described in paragraph 4.b. below shall be passed to a Nominating Sub-Committee (the “Nominating Sub-Committee”). The Nominating Sub-Committee shall be comprised of at least two directors, and shall designate one member of the Nominating Sub-Committee as its chairperson, to serve at the pleasure of the Board. Each member of the Nominating Sub-Committee shall be an Independent Director. Generally, the members of the Nominating Sub-Committee will be the members of the Committee who are Independent Directors.

4.	Purposes, Duties and Responsibilities.

a.	The purposes of the Committee shall be to: develop and recommend to the Board the governance processes and principles applicable to the Company; oversee the periodic evaluation of the Board and committees; recommend Committee composition and chairpersons; review director independence; and, generally, have a leadership role in shaping the Company’s corporate governance policies. Specifically, the duties and responsibilities of the Committee shall include:

•	Reviewing the Company’s corporate governance practices and guidelines, and recommending appropriate changes thereto.

•	Coordinating and overseeing the annual self-evaluation of the role and performance of the Board and its committees.

•	Recommending for Board approval the composition of Board committees and chairpersons for such committees.

•	Recommending for Board approval determinations as to director independence.

•	Producing any Committee report as required by law or regulation.

•	Annually evaluating the performance of the Committee.

•	Reviewing and assessing the adequacy of this Charter on an annual basis, and recommending appropriate changes.

b.	Pursuant to the Voting Agreement, dated as of May 12, 2005, by and among the Company and the Stockholders (as defined therein), certain parties have the right to designate certain Board members. Subject to these restrictions, the Committee (or, if applicable, the Nominating Sub-Committee), if asked by any such party with the right to designate a Board member or by the Board, shall make non-binding recommendations regarding: composition needs of, and other qualification considerations for, the Board and its committees; individuals qualified to become members of the Board; and procedures regarding the consideration of shareholder suggestions for candidates for nomination to the Board. In addition, the duties and responsibilities of the Committee (or, if applicable, the Nominating Sub-Committee) shall, subject to the aforementioned restrictions, include:

•

If requested, reviewing the compositional needs of the Board and developing and recommending criteria for use in identifying and evaluating prospective Board candidates; and identifying and reviewing the qualifications of Board candidates.

•	If requested, recommending potential director nominees that satisfy the qualification criteria developed by the Committee (or, if applicable, the Nominating Sub-Committee).

•	If requested, overseeing the Company’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board.

•	Producing any Committee report as required by law or regulation with respect to the matters covered by this paragraph 4.b.

•	Annually evaluating the performance of the Committee (or, if applicable, the Nominating Sub-Committee) with respect to the matters covered by this paragraph 4.b.

•	Reviewing and assessing the adequacy of this Charter on an annual basis with respect to the matters covered by this paragraph 4.b., and recommending appropriate changes.

In addition, the Committee (or, if applicable, the Nominating Sub-Committee) will have the sole authority (and resources necessary) to retain and terminate such director search advisor as it determines appropriate to assist the Committee (or, if applicable, the Nominating Sub-Committee) in the performance of its functions and to approve the fees and other retention terms for such advisor.

5.	Meetings. A majority of the members of the Committee shall constitute a quorum for a meeting of the Committee, and a majority of the members of the Nominating Sub-Committee (if any) shall constitute a quorum for a meeting of the Nominating Sub-Committee. The Committee and, if applicable, the Nominating Sub-Committee, shall meet as often as may be deemed necessary or appropriate in their respective judgment, either in person or telephonically. If there is a Nominating Sub-Committee, it shall meet separately from the Committee. The Committee and the Nominating Sub-Committee shall each maintain minutes of its meetings and regularly report its activities to the Board.

6.	Delegation. In addition to the Nominating Sub-Committee, the Committee and the Nominating Sub-Committee (if any) may form, and delegate its responsibilities to, a subcommittee consisting of one or more members thereof who are Independent Directors, or to other Independent Directors, when appropriate.

TRUMP ENTERTAINMENT RESORTS, INC.

15 South Pennsylvania Avenue

Atlantic City, New Jersey 08401

PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m., local time, on Wednesday, May 7, 2008 at the law offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153.

The undersigned hereby appoints Robert M. Pickus and John P. Burke, and each of them (the “Proxies”), with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $0.001 per share, and all shares of Class B Common Stock, par value $0.001 per share, of TRUMP ENTERTAINMENT RESORTS, INC., which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof, on the matters set forth on this proxy card, and, in their discretion, upon all matters incident to the conduct of the annual meeting and upon such other matters as may properly be brought before the annual meeting. This proxy revokes all prior proxies given by the undersigned.

All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the election of each director-nominee listed below. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TRUMP ENTERTAINMENT RESORTS, INC.

Receipt of the Notice of Meeting and the Proxy Statement, dated March 21, 2008, is hereby acknowledged.

PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY

CARD AND PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS.

(Please complete in blue or black ink.)

PROPOSAL 1. ELECTION OF CLASS I DIRECTORS.

Nominees: Edward H. D’Alelio, James J. Florio and Ivanka M. Trump

☐  FOR all Nominees (except as marked to the contrary below)    ☐ WITHHOLDING AUTHORITY as to all Nominees

INSTRUCTION: To withhold your authority to vote for any one or more specific nominee(s), print his (their) name(s) on the line below.

Authority withheld for:

PROPOSAL 2. RATIFICATION OF AUDITORS.

To ratify the Board’s appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2008.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

—Continued on the Reverse Side—

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Dated: , 2008

Title or Authority:

Signature:

Signature, if held jointly:

(Joint tenants should EACH sign. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, partner or corporate officer, please give FULL title as such.)

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TRUMP ENTERTAINMENT RESORTS, INC.

ENTRANCE PASS

2008 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2008 Annual Meeting of Stockholders of Trump Entertainment Resorts, Inc.

In order to attend the annual meeting, you must bring this pass with you.

YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING WITHOUT THIS ENTRANCE PASS!